Exhibit 10.1

EXECUTION VERSION

INTERNALIZATION AGREEMENT

This INTERNALIZATION AGREEMENT (this “Agreement”), dated as of October 10, 2020, is made by and between GRANITE POINT MORTGAGE TRUST INC., a Maryland corporation (the “Company”), and Pine River Capital Management L.P., a Delaware limited partnership (the “Manager”). The Company and the Manager are collectively referred to as the “Parties” and each individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings given in the Management Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Company is externally managed by the Manager pursuant to the Management Agreement, dated as of June 28, 2017 (as amended, the “Management Agreement”), by and between the Company and the Manager;

WHEREAS, an independent committee of the board of directors of the Company, composed of the independent and disinterested directors of the Company, has determined that it is in the best interests of the Company and its stockholders to internalize management of the Company and to enter into this Agreement and consummate the transactions contemplated hereby; and

WHEREAS, the Parties have therefore agreed to enter into this Agreement in order to internalize management of the Company on mutually agreeable terms and to provide for an effective transition of operations and personnel from the Manager to the Company.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, subject to the conditions and other terms herein set forth, the Parties hereby agree as follows:

ARTICLE I

Internalization of Management

SECTION 1.01. Internalization. Effective as of 11:59 p.m. on December 31, 2020 (the “Effective Date”), the Management Agreement will be terminated, provided that, except as otherwise set forth herein, Sections 5, 7 and 8 of the Management Agreement shall survive pursuant to the terms of the Management Agreement, and the management functions performed by the Manager will be internalized on the terms set forth in this Agreement (such termination and management internalization, the “Internalization”).

SECTION 1.02. Payment. In connection with the Internalization, on the Effective Date, the Company shall make a one-time payment to the Manager of $44,500,000 by wire transfer of immediately available funds to an account specified by the Manager in writing at least three (3) business days prior to the Effective Date (the “Payment”). As of the Effective Date, the Manager shall transfer employees as provided in Section 2.01, including goodwill, if any, related to the operation of the Management Agreement, and, as provided in Section 2.01, shall not seek to enforce any non-competition, non-solicitation or, except as set forth in the Separation Agreements (as defined in Section 2.01), other post-employment restriction with respect to such employees.

SECTION 1.03. Transition Services. The Manager shall continue to provide all services under the Management Agreement through the Effective Date, and shall provide, at the request and sole expense of the Company, reasonable assistance with the transition of office space, systems, services, licenses and any other materials and resources useful and reasonably necessary to the day-to-day operations of the Company; provided, however, that the Manager shall be entitled to continue to occupy the Manager’s current office space, on unchanged terms except that the Manager shall no longer pay for any portion of the Company’s office space after the Effective Date, through and after the Effective Date until such time as the previously agreed upon terms allow, including any previously agreed upon extension options. For further clarity, the Manager shall continue to have access to and pay for a portion of the shared reception area, including the conference rooms in such area, as well as a portion of the shared technology closet under the terms described above.

SECTION 1.04. Accrued Compensation. Any Base Management Fee or Incentive Compensation accrued and payable but not yet paid under the Management Agreement through the Effective Date shall be due and payable from the Company to the Manager in cash on the Effective Date to the extent determined on or prior to the Effective Date and as promptly as reasonably practicable after the Effective Date to the extent determined after the Effective Date.

SECTION 1.05. Unpaid or Unreimbursed Expenses. Any unpaid or unreimbursed expenses (other than those unpaid or unreimbursed expenses that have been included in the Payment, in which case no Party shall separately assert any claim with respect to such expenses) that are reimbursable to the Manager under the Management Agreement but not yet reimbursed by the Company through the Effective Date shall be paid in full by the Company to the Manager in cash in accordance with the Management Agreement; provided that any such unpaid or unreimbursed expenses of the type reflected in the Payment shall be calculated in a manner consistent with the Payment for purposes of this Section 1.05.

SECTION 1.06. Actions Upon Internalization. Upon the Effective Date, the Manager shall deliver to the Company all property and documents of the Company or any subsidiary then in the custody of the Manager; provided that (i) the Manager shall not be required to provide any documentation that (x) contains information regarding the Company or its subsidiaries as well as information of other entities affiliated with the Manager (other than information regarding the Company or any of its subsidiaries that also relates to such other entities affiliated with the Manager as a result of a commercial relationship with the Company or any of its subsidiaries (“Affiliated Commercial Information”), in which case the restriction in this clause (x) shall not apply to such Affiliated Commercial Information), or (y) would violate law or jeopardize or waive privilege or work product doctrine, (ii) to the extent any transition services referred to in Section 1.03 continue past the Effective Date, the Manager may retain copies of documents necessary or useful for the Manager to provide any of such transition services, and (iii) with respect to emails that relate to the Company or its subsidiaries, such emails will be transferred in accordance with the procedures that have been agreed upon between the Manager and its IT and compliance personnel, on the one hand, and the Company and those individuals that will become employees of the Company, on the other hand; provided that emails will not be transferred if they also contain information regarding other entities affiliated with the Manager (other than Affiliated Commercial Information); provided that, in the case of clause (i)(y), the Manager and the Company shall cooperate to identify alternative arrangements that would allow the information so withheld to be provided to the maximum extent possible without the consequences set forth therein, including entering into a joint defense agreement.

SECTION 1.07. Allocation. Each Party shall independently timely file IRS Form 8594 reflecting its determination with respect to the allocation (the “Allocation”) of the Payment (and all other amounts treated as consideration for U.S. federal income tax purposes) among the assets treated as sold by the Manager to the Company for U.S. federal income tax purposes, and neither Party’s determination shall bind the other Party with respect to its determination of the Allocation. The Allocation shall be reasonable and shall be made in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any tax audit, claim or similar proceedings in connection with the Allocation.

ARTICLE II

Compensation and Employee Matters

SECTION 2.01. Offers of Employment. On or prior to the Effective Date of this Agreement, the Company intends to enter into employment agreements with the individuals listed on Exhibit A hereto (each a “Key Employee”), and to make a written offer of employment to each individual listed on Exhibit B hereto (each, an “Offer Employee”). Each Key Employee who enters into such an employment agreement and a customary non-disparagement and release agreement with the Manager including provisions substantially similar to those set forth on Exhibit C (“Separation Agreement”), and each Offer Employee who accepts such offer of employment, shall become employed by the Company or one of its subsidiaries on or immediately following the Effective Date. The Company shall use its commercially reasonable best efforts to cause each Offer Employee to enter into customary non-disparagement and release agreements with the Manager including provisions substantially similar to the corresponding terms set forth in the Separation Agreements, to the extent any such Offer Employee is not already subject to similar agreements with the Manager. Pursuant to this Section 2.01, the Manager hereby acknowledges and agrees that (i) it shall not terminate any Key Employee or Offer Employee prior to the Effective Date (other than (a) for Cause (as defined below) and with written notice to the Company or (b) with the written consent of the Company, such consent not to be unreasonably delayed or withheld), and (ii) with respect to any Key Employee who enters into such an employment agreement or Offer Employee who accepts such offer of employment, it will not seek to enforce any non-competition, non-solicitation or, except as set forth in the Separation Agreements, other post-employment restriction with respect to such Key Employee or Offer Employee under the Management Agreement or any employment or other service agreement, or otherwise seek to enjoin such individual from providing services to the Company or any of its affiliates following the Effective Date, or, in the case of any Key Employee or Offer Employee terminated for Cause, at any time prior to or following the Effective Date. For purposes of this Section 2.01, “Cause” shall mean the employee’s (a) material misconduct as an employee of the Manager or the Company; (b) material violation of U.S. securities laws or any criminal conduct which is punishable as a felony or involving moral turpitude; (c) material violation of the Company’s or the Manager’s policies, including a material violation of the Manager’s Employee Handbook or Compliance Manual; (d) material breach of the terms of any applicable offer letter agreement or Confidentiality, Nonsolicitation and Inventions Agreement; (e) willful failure to perform his or her responsibilities as an employee of the Manager and/or the Company; (f) dishonesty, theft or misappropriation in connection with the performance of his or her responsibilities to the Manager or the Company; or (g) act of bad faith, self-dealing or breach of a fiduciary duty owed to the Manager, the Company or any of their respective affiliates, provided that for purposes of (a), (c), (d) and (e), Cause shall only exist after the Manager notifies the employee in writing of such circumstances which it believes constitute Cause and the employee fails to cure such circumstances within fifteen days thereafter; and provided further that for purposes of (f) and (g), Cause shall only exist after the Manager notifies the employee in writing of such circumstances which it believes constitute Cause and provides the employee with the opportunity to explain his or her conduct.  In order to constitute Cause, the Manager must notify the employee of the Cause event within thirty days of learning of the event that the Manager believes constitutes Cause.

SECTION 2.02. Transition Compensation. Subject to Section 1.05, the Manager shall be solely responsible for the determination and payment of all compensation payable to the Key Employees, the Offer Employees and any other employee of the Manager providing services to the Company with respect to all periods prior to the Effective Date, whether payable prior to or following the Effective Date; provided, however, that the total annual compensation payable by the Manager to each such employee with respect to all periods prior to the Effective Date shall not be less than the total annual salary and cash bonus that was paid by the Manager to such employee in 2019 (the “Minimum Cash Compensation”) and that the Minimum Cash Compensation for the fiscal year in which the Effective Date falls shall be prorated through the Effective Date.

SECTION 2.03. Resignation. Upon the Company’s request, the Manager will use commercially reasonable best efforts to deliver executed resignation letters effective as of the Effective Date for all employees of the Manager who serve as officers or directors of the Company other than those the Company determines will be or remain officers or directors of the Company as of the Effective Date.

ARTICLE III

Access to Information; Confidentiality; Privilege

SECTION 3.01. Access to Information. Until one (1) year from the Effective Date, the Manager shall, at the Company’s expense, reasonably promptly provide access to information relating to the Company or any of its subsidiaries reasonably requested by the Company and in the possession or under the control of the Manager immediately following the Effective Date or, in the case of emails, following the Effective Date; provided that (i) the Manager shall not be required to provide such access to information in response to a request under this Section 3.01 if the Manager reasonably determines that providing access to information would violate any law or would jeopardize or waive any attorney-client privilege, the work product doctrine or other applicable privilege and (ii) the Manager may withhold any documentation that contains information regarding the Company or any of its subsidiaries as well as information of other entities affiliated with the Manager (other than Affiliated Commercial Information); provided that, in the case of each of clauses (i) and (ii), the Manager and the Company shall cooperate to identify alternative arrangements that would allow the information so withheld to be provided to the maximum extent possible without such consequences, including, in the case of clause (i), entering into a joint defense agreement. The Manager shall not have any liability if any historical information provided pursuant to this Section 3.01 is found to be inaccurate or if any information is lost or destroyed, in each case, in the absence of gross negligence, fraud or willful misconduct of the Manager.

SECTION 3.02. Production of Witnesses. At all times from and after the Effective Date, upon reasonable request:

(a) The Manager shall use commercially reasonable efforts to make available, or cause to be made available, to the Company, the directors, officers, employees and agents of the Manager as witnesses for interviews, depositions, and investigative, trial or hearing testimony to the extent that the same may reasonably be required by the Company (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding or investigation in which the Company may from time to time be involved, except in the case of any action, suit or proceeding in which the Company is adverse to the Manager; provided that the Company shall reimburse the Manager for all reasonable and documented costs and expenses incurred in connection with such efforts; and

(b) The Company shall use commercially reasonable efforts to make available, or cause to be made available, to the Manager, the directors, officers, employees and agents of the Company as witnesses for interviews, depositions, and investigative, trial or hearing testimony to the extent that the same may reasonably be required by the Manager (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding or investigation in which the Manager may from time to time be involved, except in the case of any action, suit or proceeding in which the Manager is adverse to the Company; provided that the Manager shall reimburse the Company for all reasonable and documented costs and expenses incurred in connection with such efforts.

SECTION 3.03. Confidentiality.

(a) The Company shall keep confidential any and all non-public information in its possession related to the Manager and any of its affiliates and shall not disclose any such information to any person, except (i) to its affiliates and their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for purposes of performing services for the Company and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Company and in respect of whose failure to comply with such obligations, the Company will be responsible, (ii) if it or any of its affiliates are required or compelled to disclose any information by judicial or administrative process or by other requirements of law or stock exchange rule, or otherwise requested to disclose information in connection with any formal or informal regulatory or other government inquiry or investigation, (iii) as necessary in order to permit the Company or its affiliates to prepare and disclose its financial statements, or other disclosures required by law or such applicable stock exchange or (iv) with the prior written consent of the Manager.

(b) The Manager shall keep confidential any and all non-public information in its possession related to the Company and any of its affiliates and shall not disclose any such information to any person, except (i) to its affiliates and their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for purposes of performing services for the Manager and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Manager and in respect of whose failure to comply with such obligations, the Manager will be responsible, (ii) if it or any of its affiliates are required or compelled to disclose any information by judicial or administrative process or by other requirements of law or stock exchange rule, or otherwise requested to disclose information in connection with any formal or informal regulatory or other government inquiry or investigation, (iii) as necessary in order to permit the Manager or its affiliates to prepare and disclose its financial statements, or other disclosures required by law or such applicable stock exchange or (iv) with the prior written consent of the Company.

(c) Notwithstanding the foregoing, in the event that any demand or request for disclosure of information is made pursuant to the foregoing clause (a)(ii) or (b)(ii) above, to the extent permitted by law, the disclosing Party shall promptly notify the non-disclosing Party of the existence of such request or demand and, to the extent commercially practicable, shall provide the non-disclosing Party thirty (30) days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which the Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the disclosing Party shall furnish, or cause to be furnished, only that portion of the information that is legally required to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such information.

SECTION 3.04. Privileged Matters.

(a) The Parties recognize that legal services have been provided prior to the Effective Date to the Manager, and that such legal services have included services provided solely for the benefit of either the Manager or the Company and its affiliates. The Parties agree that any determination as to the nature of the legal services will be made reasonably and in good faith by the Manager.

(b) With respect to services determined reasonably and in good faith by the Manager to have been provided solely to the Company, the Parties agree that the Company should be deemed to be the client with respect to such services for the purposes of asserting all privileges that may be asserted under applicable law. The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Company, or its assets, operations, liabilities or Company employees (other than Company employees previously employed by the Manager), in any lawsuits or other proceedings initiated by or against the Company, now pending or which may be asserted in the future, in each case, whether or not the privileged information is in the possession of or under the control of the Company or the Manager.

(d) With respect to services determined reasonably and in good faith by the Manager to have been provided solely to the Manager, the Parties agree that the Manager should be deemed to be the client with respect to such services for the purposes of asserting all privileges that may be asserted under applicable law. The Manager shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Manager, or its assets, operations, liabilities or employees, in any lawsuits or other proceedings initiated by or against the Manager, now pending or which may be asserted in the future, in each case, whether or not the privileged information is in the possession of or under the control of the Company or the Manager.

(e) Upon receipt by either Party of any subpoena, discovery or other request that requires the production or disclosure of information as to which the other Party has the sole right hereunder to assert or waive a privilege, or if such Party obtains knowledge that any of its current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which requires the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 3.04 or otherwise to prevent the production or disclosure of such privileged information.

(f) The access to information being granted pursuant to Section 3.01, the agreement to provide witnesses and individuals pursuant to Section 3.02, and the transfer of privileged information between and among the Parties pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

SECTION 3.05. Financial Information Certifications.

(a) Subject to limitations set forth below in Section 3.05(b), the Parties agree, upon reasonable advance notice, to cooperate with each other in such manner as is necessary to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of the Company to make the certifications required of the Company under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002.

(b) In no event shall the Manager be liable to the Company for any damages incurred by the Company in connection with any failure to file, or delay in the filing of, any documents required to be filed with or furnished to the United States Securities and Exchange Commission, except in the case of fraud or willful misconduct.

ARTICLE IV

Dispute Resolution

SECTION 4.01. Appointed Representative. Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 4.02 (each, an “Appointed Representative”). Each Appointed Representative shall have the authority to resolve any Agreement Disputes on behalf of the Party appointing such representative.

SECTION 4.02. Negotiation and Dispute Resolution.

(a) Except as otherwise provided in this Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or the Management Agreement or otherwise arising out of, or in any way related to this Agreement or the Management Agreement or any of the transactions contemplated hereby (each, an “Agreement Dispute”), the Appointed Representatives shall negotiate in good faith for thirty (30) days to settle any such Agreement Dispute.

(b) Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(c) If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, each Party will be entitled to refer the dispute to arbitration in accordance with Section 4.03.

SECTION 4.03. Arbitration.

(a) If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, such Agreement Dispute shall be resolved, at the request of either Party, by arbitration administered by the American Arbitration Association under its Procedures for Large, Complex, Commercial Disputes (the “AAA Rules”), except as otherwise set forth in this Agreement. The arbitration shall be conducted before a panel of three neutral arbitrators (the “Arbitrators”) selected jointly by the Parties, without reference to the AAA Rules.  Each of the Arbitrators shall be members in good standing of the bar, with requisite experience relating to externally-managed publicly-registered and/or publicly-traded real estate investment trusts, and actively engaged in the relevant practice of law for at least 10 years. The Parties shall exchange their respective lists of their three proposed neutral arbitrators, along with each arbitrators’ conflict disclosures (if any), within fifteen (15) days of the request by either Party for arbitration. Each Party will be allowed one (1) strike, and then will rank the remaining four (4) proposed arbitrators. The Parties will confer in good faith on the final selection of three neutral Arbitrators to govern over and conduct the arbitration. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 4.03 will be determined by the Arbitrators. In resolving any Agreement Dispute, the Parties intend that the Arbitrators apply the substantive laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including any New York State or federal court.

The Arbitrators shall be entitled, if appropriate, to award monetary damages and other remedies. The Parties will use commercially reasonable efforts to encourage the Arbitrators to resolve any arbitration related to any Agreement Dispute as promptly as practicable. Except as required by applicable law, including disclosure or reporting requirements, the Arbitrators and the Parties shall maintain the confidentiality of all information, records, reports, or other documents obtained in the course of the arbitration, and of all awards, orders, or other arbitral decisions rendered by the Arbitrators, as well as the fact of the arbitration itself.

(b) The Arbitrators may consolidate arbitration under this Agreement with any arbitration arising under or relating to the Management Agreement if the subjects of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration will be determined by the Arbitrators appointed for the arbitration proceeding that was commenced first in time.

(c) Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and the Management Agreement during the course of dispute resolution pursuant to the provisions of this Article IV; provided, however, that the Manager will not be required to continue to perform services pursuant to this Agreement or under the Management Agreement for which it has not been (or is not being) reimbursed.

ARTICLE V

Limitation of Liability

SECTION 5.01. Limitation of Liability. It is the intent of the Parties that each Party will be responsible for its own acts, errors and omissions and that each Party is liable to the other Party for any actual direct damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by this Agreement. Notwithstanding the foregoing, neither Party will be directly liable hereunder for, and each Party hereby expressly waives any and all rights with respect to, exemplary, punitive, special, incidental, lost profits, consequential or speculative damages, except to the extent paid in connection with a claim by a third party.

ARTICLE VI

Miscellaneous

SECTION 6.01. Release.

(a) Effective as of the Effective Date, each Party (in such capacity, the “Releasing Party”) does hereby, for itself and each of its affiliates (in the case of the Manager) or controlled affiliates (in the case of the Company), release and forever discharge the other Party and its affiliates and each of their respective current or former stockholders, directors, officers, agents and employees (in each case, in such person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns, from any and all liabilities whatsoever to the Releasing Party or any of its affiliates (in the case of the Manager) or controlled affiliates (in the case of the Company), whether at law or in equity (including any right of contribution), whether arising under any contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Date; provided, however, that this release does not purport to apply to (i) any indemnification obligations pursuant to the Management Agreement, which obligations shall survive as set forth therein or (ii) any rights of a Party under this Agreement.

(b) Each Releasing Party expressly understands and acknowledges that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, each Releasing Party is deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which Section provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. Each Releasing Party is hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the release in Section 5.01(a).

SECTION 6.02. Further Assurances. Subject to the limitations or other provisions of this Agreement, (a) each Party shall use commercially reasonable efforts (subject to, and in accordance with applicable law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement and (b) neither Party will take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the transactions contemplated by this Agreement.

SECTION 6.03. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission against answerback, (iv) delivery by email against confirmation and (v) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)   If to the Company:

Granite Point Mortgage Trust Inc.
3 Bryant Park, 24th Floor
New York, New York 10036
Attention: General Counsel
Email: legal@gpmtreit.com

(b)  If to the Manager:

Pine River Capital Management L.P.

601 Carlson Parkway, 7th Floor

Minnetonka, Minnesota 55305

Attention: Legal Department

Email: legal@prcm.com

SECTION 6.04. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement. This Agreement may not be assigned by either of the Parties without the prior written consent of the other Party.

SECTION 6.05. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing executed by the Parties.

SECTION 6.06. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

SECTION 6.07. Expenses. Each Party shall pay the expenses and costs incurred by it in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Internalization.

SECTION 6.08. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

SECTION 6.9. Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

SECTION 6.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 6.11. Representations and Warranties. Each Party hereby represents and warrants to the other Party that (a) such Party has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby, (b) such Party has obtained all necessary corporate, limited partnership or limited liability company, as applicable, approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby and (c) this Agreement has been duly executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party) constitutes such Party’s legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 6.12. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

SECTION 6.13. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

SECTION 6.14. Publicity. The Company and the Manager shall consult with each other before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any press release or other public statement with respect to the matters contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, duties under applicable law or by obligations pursuant to any listing agreement with a national securities exchange. Notwithstanding this Section 6.14, no Party shall be required to consult or obtain the consent of the other Party prior to making statements that are not inconsistent with any previous press releases, public disclosures or public statements made by the Company or the Manager in compliance with this Section 6.14.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

Granite Point Mortgage Trust Inc.

By:	/s/ Stephen Kasnet
Name:	Stephen Kasnet
Title:	Chairman of the Independent Committee of the Board of Directors

Pine River Capital Management L.P.

By: Pine River Capital Management LLC, its sole general partner

By:	/s/ Brian Taylor
Name:	Brian Taylor
Title:	Chief Executive Officer

[Signature Page to Internalization Agreement]

Exhibit A

Key Employees

Exhibit B

Offer Employees

Exhibit C

Employee Non-Disparagement and Release Language